UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2010

GENVEC, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24469	23-2705690
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

65 West Watkins Mill Road, Gaithersburg, Maryland	20878
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(240) 632 0740

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 7 – Regulation FD

Item 7.01	Regulation FD Disclosure

On December 29, 2010, GenVec, Inc. (the “Company”) issued a press release announcing the agreement described in Item 8.01 below.  A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Section 8 – Other Events

Item 8.01	Other Events

On December 22, 2010, the Company and Merial Limited (“Merial”) entered into a License Agreement (the “Agreement”) related to the development and commercialization of the Company’s proprietary vaccine technology for use against foot-and-mouth disease (“FMD”).  Pursuant to the terms of the Agreement, the Company granted Merial an exclusive, worldwide, royalty bearing license, with the right to sublicense pursuant to the terms of the Agreement, to specified intellectual property for the development, use, manufacture, marketing, and sale of vaccines for use against FMD.  Merial will be responsible for all costs related to the development and commercialization of FMD vaccines.

In consideration for the rights granted to Merial under the Agreement, Merial has agreed to pay milestone payments to the Company of up to $950,000 in the aggregate.  Further, the Company will be entitled to royalty payments in the mid-single digits on sales of licensed products.

Under the Agreement, the Company has reserved all rights necessary to perform its obligations under contracts with the United States Government, including its agreement with the United States Department of Homeland Security dated February 12, 2010.

The Agreement may be terminated by either party in certain circumstances, including events of insolvency of the other party or an unremedied material breach, in each case after providing the notice required under the Agreement. Merial may also terminate the Agreement, in whole or in part, upon 60 days prior written notice for convenience.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

Exhibit 99.1	Press Release of GenVec, Inc. issued on December 29, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENVEC, INC.

Date: December 29, 2010	By:	/s/ DOUGLAS J. SWIRSKY
Douglas J. Swirsky
Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

EXHIBIT INDEX

99.1	Press Release of GenVec, Inc. issued on December 29, 2010